Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-3144 and Form S-8 No. 333-91833 pertaining to the Amended and Restated 1993 Stock Incentive Plan, the 1995 Non-employee Director Stock Option Plan, the 1995 Employee Stock Purchase Plan and the 1998 Non-employee Director Stock Option Plan of LeCroy Corporation, and Form S-3 No. 333-43690 pertaining to the registration of 100,000 shares of LeCroy Corporation's Common Stock, of our report dated August 25, 2000, except for the second paragraph of Note 11, as to which the date is May 8, 2001 with respect to the consolidated financial statements and schedule of LeCroy Corporation included in this Annual Report (Form 10 K/A) for the year ended June 30, 2000.


                                                            ERNST & YOUNG LLP


MetroPark, New Jersey
May 8, 2001